Exhibit 99.1

NEWS RELEASE

2901 Butterfield Road

Oak Brook, Ill. 60523

www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:

Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)

(630) 218-8000 Ext. 2358 or georganne.palffy@inland-western.com

Matt Tramel, Inland Communications, Inc. (Media)

(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES NEW INSTITUTIONAL JOINT VENTURE AGREEMENT

WITH RIOCAN REAL ESTATE INVESTMENT TRUST

Oak Brook, Ill.  May 20, 2010 –Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that the company has signed definitive agreements to form a joint venture with RioCan Real Estate Investment Trust (“RioCan”), Canada’s largest REIT.  The initial RioCan investment of approximately $138 million includes eight grocery and necessity-based-anchored shopping centers located in Texas.

Under the terms of the agreement, which is subject to customary closing conditions, RioCan will acquire an 80 percent interest in the venture and Inland Western will retain 20 percent interest and will additionally earn property management and asset management, as well as other customary fees on the portfolio.  Inland Western and RioCan intend to grow the venture over time through acquisition of additional necessity-based retail properties.

“This transaction represents the continued execution of our strategy to align ourselves with strong institutional partners,” stated Shane Garrison, chief investment officer of Inland Western.  “RioCan is the dominant retail property owner in Canada, and we are pleased to partner with them as they selectively enter the U.S. real estate market.  We look forward to expanding this relationship and the alignment of these highly experienced real estate platforms.”

The initial properties in Texas are: Suntree Square located in Southlake; Coppell Town Center located in Coppell; Bear Creek Shopping Center and New Forest Crossing both located in Houston; Great Southwest Crossing located in Grand Prairie; Southpark Meadows-Phase I, located in Austin; Riverpark Shopping Center located in Sugarland and Cypress Mill Plaza located in Cypress.  The portfolio consists of approximately 1.2 million square feet, and has tenant anchors including Wal-Mart, Tom Thumb, HEB, PetSmart, ROSS Dress for Less and Hobby Lobby.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of March 31, 2010, the portfolio under management totaled in excess of 46 million square feet, consisting of 298 consolidated operating properties.  The company also has interests in 11 unconsolidated operating properties and 11 properties under development.  For further information, please see the company website at www.inlandwestern.com.

RioCan is Canada’s largest real estate investment trust with a total capitalization of approximately $8.4 billion as at March 31, 2010. It owns and manages Canada’s largest portfolio of shopping centres with ownership interests in a portfolio of 261 retail properties, including 12 under development, containing an aggregate of over 60 million square feet. RioCan has also agreed to acquire an 80% interest in seven grocery anchored shopping centres in the United States and owns an approximate 14% equity interest in Cedar Shopping Centers, Inc., a real estate investment trust focused on supermarket-anchored shopping centres and drug store-anchored convenience centres located predominantly in the Northeastern United States. For further information, please refer to RioCan’s website at www.riocan.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.